Exhibit 16.1

June 3, 2021

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated June 3, 2021 to be filed by our former client Pingtan Marine Enterprise Ltd. We agree with the statements made in response to that Item insofar as they relate to our Firm. At the time of our resignation, we were in the process of:

1.	Evaluating the Company’s ability to continue as a going concern.

2.	Assessing the Company’s prepayment to Huanghai Shipbuilding Co., Ltd. for the ongoing construction of a krill fishing vessel.

3.	Evaluating the Company’s conclusion that the Global Deep Ocean is an equity method investee.

At the time of our resignation the above mentioned procedures have not been completed.

We are not in a position to agree or disagree with other statements of Pingtan Marine Enterprise Ltd contained therein.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
Beijing, People’s Republic of China